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                                                                   EXHIBIT 99.1
                                May 19, 2000


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Lantronix, Inc. and, under the date of August 13, 1997, we reported on the consolidated financial statements of Lantronix, Inc. for the year ended June 30, 1997. In 1998, our appointment as principal accountants was terminated. We have read Lantronix, Inc.'s statements included under "Change in Auditor" in its Form S-1, and we agree with such statements, except that we are not in a position to agree or disagree with Lantronix, Inc.'s statement that the change was approved by the Board of Directors.



                                        Very truly yours,

                                        /s/ KPMG LLP